Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”), by and between ACI Worldwide, Inc., a Delaware corporation (the “Company”), and Odilon Almeida (“Executive”) is effective as of the date set forth on the signature page.

WHEREAS, the Company agrees to provide Executive with certain benefits if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within two years after the commencement of Executive’s employment on March 9, 2020;

WHEREAS, Executive and the Company have entered into a Change In Control Employment Agreement of even date herewith (the “CIC Agreement”); and

WHEREAS, the CIC Agreement contains certain defined terms that will have the same meaning in this Agreement, including without limitation, “Cause,” “Good Reason,” “Company Business,” and “Restricted Territory.”

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

Section 1.    Certain Definitions. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the CIC Agreement. Without limiting the foregoing, for purposes of this Agreement “Good Reason” shall also include a refusal by the Company to nominate Executive for election as a director.

Section 2.    Obligations of the Company upon Termination without Cause or by Executive for Good Reason.

(a)    If the Company terminates Executive’s employment other than for Cause, Death or Disability, or Executive terminates his employment for Good Reason, in each case prior to March 9, 2022, Executive will be entitled to receive the following benefits:

(1)    the Company will pay to Executive, in a lump sum in cash within 60 calendar days after the Date of Termination, the aggregate of the following amounts:

(A)    the sum of (i) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid and (ii) any accrued vacation pay to the extent not theretofore paid; and

(B)    the amount equal to the product of (i) 1.5 and (ii) the sum of (x) Executive’s Annual Base Salary and (y) the Target Annual Bonus;

(2)    for 18 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Benefit Continuation Period”), the Company will continue benefits to Executive and/or Executive’s family at least equal to, and at the same after-tax cost to Executive and/or Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies in effect at the Date of Termination; provided, however, that, the medical, dental, prescription drug and vision benefits provided during the Benefit Continuation Period will be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from Executive’s income for federal income tax purposes (if the Company reasonably determines that providing continued coverage under one or more of its welfare plans contemplated herein could be taxable to Executive, the Company will provide such benefits at the level required hereby through the purchase of individual coverage); and, provided, further, that if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility.

(b)    Termination of employment by Executive for Good Reason shall constitute an involuntary termination under the performance share award agreements between the Company and Executive.

Section 3.    Non-exclusivity of Rights.

(a)    Except as otherwise provided in this Agreement, amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company or the Affiliated Companies at or subsequent to the Date of Termination will be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to this Agreement, Executive will not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, including without limitation, the CIC Agreement.

(b)    This Agreement shall expire on March 09, 2022. Thereafter, if Executive’s employment is terminated involuntarily by the Company without cause, Executive shall be entitled to benefits arising as a result of such termination under any applicable plan, policy, practice or program, or any other contract or agreement with the Company or the Affiliated Companies in effect on the date of termination. This section 3(b) shall survive termination or expiration of this Agreement.

Section 4.    Release of Claims. In consideration for and as a condition precedent to receiving the severance pay or benefits outlined in this Agreement, Executive agrees to execute a Release of Claims substantially in the form attached as Appendix A of the CIC Agreement (“Release of Claims”). Executive acknowledges and agrees that if he fails to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from Executive’s Date of Termination or revokes such Release of Claims prior to the “Effective Date” (as such term is defined in the Release of Claims) of the Release of Claims, Executive will forfeit the severance pay and benefits outlined in this Agreement.

Section 5.    Confidential Information; Other Restrictive Covenants.

(a)    Confidential Information. Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data will have been obtained by Executive during Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data will not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive’s employment with the Company, Executive will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company.

(b)    Covenants Following Termination of Employment. For a period of 18 months following the Date of Termination, Executive will not:

(1)    enter into or engage in any business that competes with the Company’s Business within the Restricted Territory;

(2)    solicit customers with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the Date of Termination or at any time during the one year prior to such Date of Termination, whether within or outside of the Restricted Territory, or solicit business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with the Company’s Business within the Restricted Territory;

(3)    divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so;

(4)    promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company’s Business within the Restricted Territory; or

(5)    solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or its affiliated companies to terminate their employment, representation or other association with the Company and/or its affiliated companies, provided that the foregoing will not apply to general advertising not specifically targeted at employees, sales representatives, agents or consultants of the Company and/or its affiliated companies.

Notwithstanding the foregoing, it will not be a violation of this Section 5(b) for Executive to join a division or business line of a commercial enterprise with multiple divisions or business lines if such division or business line is not competitive with the Company’s Business, provided that Executive performs services solely for such non-competitive division or business line, and performs no functions on behalf of (and has no involvement with or direct or indirect responsibilities with respect to) businesses competitive with the Company’s Business. Nothing in this Section 5(b) will prohibit Executive from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(c)    If it is finally judicially determined that Executive materially breached this Section 5, Executive will, if determined appropriate in the sole discretion of the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”), (i) forfeit any unpaid portion of any severance benefits or compensation otherwise due, and (ii) repay to the Company any portion of such severance benefits or compensation previously paid to Executive. Nothing in this Section 5(c) will be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any provision of this Agreement.

(d)    Acknowledgement. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations. Furthermore, no Company policy or individual agreement between the Company and Executive will prevent Executive from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

Section 6.    Forfeiture and Right of Recoupment.

(a)    Notwithstanding anything contained herein to the contrary, (i) if the Company is required to restate its consolidated financial statements because of material noncompliance with federal securities laws, which restatement is due, in whole or in part, to the Misconduct (as defined herein) of Executive, or (ii) it is determined that Executive has otherwise engaged in Misconduct (whether or not such Misconduct is discovered by the Company prior to the termination of employment), Executive will, if determined appropriate in the sole discretion of the Compensation Committee, (i) forfeit any unpaid portion of any severance benefits or compensation otherwise due, and (ii) repay to the Company any portion of such severance benefits or compensation previously paid to Executive. Nothing in this Section 6 will be deemed to limit the Company’s remedies at law or in equity for any claims relating to Executive’s Misconduct.

(b)     Misconduct. For purposes of this Agreement, “Misconduct” shall mean a deliberate act or acts of dishonesty or misconduct which either (i) were intended to result in substantial personal enrichment to Executive at the expense of the Company or (ii) have a material adverse effect on the Company. Any determination hereunder, including with respect to Executive’s misconduct, shall be made by the Compensation Committee in its sole discretion. Notwithstanding any provisions herein to the contrary, Executive expressly acknowledges and agrees that the rights of the Company set forth in this Section 6 shall continue after Executive’s termination of employment.

Section 7.    Successors.

(a)    This Agreement is personal to Executive and is not assignable by Executive. This Agreement will inure to the benefit of, and be enforceable by, Executive’s legal representatives.

(b)    This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

Section 8.    Miscellaneous.

(a)    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or overnight addressed as follows:

If to Executive:

At the most recent address on file at the Company.

If to the Company:

ACI Worldwide, Inc.

6060 Coventry Drive

Elkhorn, NE 68022

Attention: General Counsel

or to such other address as either party has furnished to the other in writing in accordance herewith. Notice and communications will be effective when received by the addressee.

(c)    The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(d)    The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as are required to be withheld pursuant to any applicable law or regulation.

(e)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of March 9, 2020.

ACI Worldwide, Inc.	Executive

By:
Odilon Almeida

Its: